                                                                     EXHIBIT 5.1



                                 [Letterhead of]

                             CRAVATH, SWAINE & MOORE
                                [New York Office]


                                 (212) 474-1000

                                                               February 14, 2000


                        Crown Castle International Corp.
                        --------------------------------
                       Registration Statement on Form S-3
                       ----------------------------------

Ladies and Gentlemen:

          We have acted as special counsel for Crown Castle International
Corp., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") on January 18, 2000 of the Registration Statement on Form S-3 (File No. 333-94821) (the "Registration Statement") for registration under the Securities Act of 1933 of $656,608,333 aggregate amount of securities in order to facilitate the offering from to time by certain holders of (i) the Company's Series A and Series B 8-1/4% Cumulative Convertible Redeemable Preferred Stock, par value $.01 per share, having an aggregate liquidation value of $200,000,000 (the "Preferred Stock"); (ii) warrants to purchase 1,000,000 shares of common stock of the Company (the "Warrants"); and (iii) shares of common stock, par value $.01 per share, of the Company ("Common Stock") issuable from time to time (A) as dividends in respect of the Preferred Stock, (B) upon the exercise of the Warrants and (C) upon conversion of the Preferred Stock. The Preferred Stock, the Warrants and such Common Stock are referred to herein collectively as the "Offered Securities". The Offered Securities being registered under the Registration Statement will be offered on a continued or delayed basis pursuant to the provisions of Rule 415 under the Securities Act of 1933, (the "Securities Act").

          In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including without limitation the following: (a) the Certificate of Incorporation, as amended of the Company; (b) the Amended and Restated By-laws of the Company; (c) resolutions adopted by the Board of Directors of the Company on September 14, 1999; (d) the Registration Statement; (e) the prospectus dated February 14, 2000, related to the Offered Securities; (f) the Certificate of Designations dated November 19, 1999, pursuant to which the Preferred Stock was issued (the "Certificate of Designations"); (g) the Warrant Agreement dated November 19, 1999 (the "Warrant Agreement"), between the Company and United States Trust Company of New York, as Warrant Agent; (h) the Purchase Agreement dated November 19, 1999 between the Company and SFG-P; (i) the Registration Rights Agreement dated November 19, 1999 among the Company, SFG-P and United States Trust Company of New York, as Depositary; (j) the Deposit Agreement dated November 19, 1999 (the "Deposit Agreement") among the Company, SFG-P Inc., a Delaware corporation, and United States Trust Company of New York, as Depositary; and (k) specimen certificates of each of the Offered Securities.

          Based upon and subject to the foregoing and assuming that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Offered Securities are offered or issued as contemplated by the Registration Statement; (iii) to the extent required under the Securities Act, a prospectus supplement that contains all appropriate information will have been prepared and filed with the Commission; (iv) all Offered Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; (v) to the extent applicable, a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Offered Securities offered or issued will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and
(vi) any Common Stock issuable upon conversion, exchange or exercise of any Preferred Stock or Warrant, as the case may be, being offered or issued will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise, we are of the opinion as follows:

          (1) The Company is duly incorporated and is a validly existing corporation under the laws of the State of Delaware.

          (2) The Preferred Stock has been duly authorized and has been validly issued, fully paid and non-assessable.

          (3) The Warrants have been duly and validly authorized, validly issued and delivered by the Company, and constitute valid and binding obligations of the Company entitled to benefits of the Warrant Agreement, enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceedings in equity or at law).

          (4) The Common Stock issuable upon conversion of the Preferred Stock has been duly authorized and, upon conversion of the Preferred Stock in accordance with the terms of the Certificate of Designations, will be validly issued, fully paid and non-assessable.

          (5) The Common Stock issuable upon exercise of the Warrants has been duly authorized and, upon exercise of the Warrants in accordance with the terms of the Warrant Agreement, will be validly issued, fully paid and non-assessable.

          (6) The Common Stock that may be issued from time to time by the Company as dividends on the Preferred Stock has been duly authorized and, upon due declaration by the Board of Directors of the Company of a dividend on the Preferred Stock payable in Common Stock and due payment of such dividend in accordance with the Certificate of Designations and the Deposit Agreement, will be validly issued, fully paid and non-assessable.

          We are aware that we are referred to under the heading "Validity of Securities" in the Prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and to the use of this opinion for filing with the Registration Statement as Exhibit 5.1 thereto. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

                                             Very truly yours,

                                             /s/ Cravath, Swaine & Moore

                                             Cravath, Swaine & Moore



Crown Castle International Corp.
  510 Bering Drive, Suite 500
     Houston, Texas 77057